Exhibit 10.31

FORM OF
STOCK OPTION AGREEMENT
(LEVEL 16 AND ABOVE)
SPECIAL RETIREMENT

        THIS AGREEMENT, dated as of the "Grant Date" set forth on the signature page hereof is made by and between Sealy Corporation, a Delaware corporation (hereinafter referred to as the "Company"), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the "Optionee". Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan (as hereinafter defined).

        WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

        WHEREAS, the Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

        Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1. —Cause

        "Cause" shall mean "Cause" as such term may be defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment agreement, "Cause" shall mean: (a) the Optionee's willful and continued failure to perform his or her material duties with respect to the Company or it Subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to the Optionee by the Company (the "Cure Period"), (b) the willful or intentional engaging by the Optionee in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company and its Affiliates, (c) the Optionee's commission of any indictable offense which carries a maximum penalty of imprisonment, or (d) a material breach of the Optionee's Management Stockholder's Agreement or other agreements, if any, including, without limitation, engaging in any action in breach of the restrictive covenants as set forth therein, which continues beyond the Cure Period (to the extent that, in the Board's reasonable judgment, such breach can be cured).

Section 1.2. —Change in Control

        "Change in Control" means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale by the Company, the Investor or any of their respective affiliates resulting in more than 50% of the voting stock of the Company being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include the Investor or any of their respective affiliates; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR, the Investor, or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term "Unaffiliated Person" means any Person or Group who is not (x) KKR, the Investor or any member of the Investor, (y) an Affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

Section 1.3. —Committee

        "Committee" shall mean the Human Resources Committee of the Board of Directors of the Company.

Section 1.4. —Fiscal Year

        "Fiscal Year" shall mean each fiscal year of the Company (which, for the avoidance of doubt, ends on or about November 30 of any given calendar year).

Section 1.5. —Good Reason

        "Good Reason" shall mean "Good Reason" as defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment agreement, "Good Reason" shall mean without the Optionee's consent: (A) a reduction in the Optionee's base salary (other than a general reduction in base salary that affects all members of senior management equally); (B) a substantial reduction in the Optionee's duties and responsibilities; and (C) a transfer of the Optionee's primary workplace by more than fifty (50) miles from the current workplace; and provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or the Optionee's knowledge thereof, unless the Optionee has given the Company written notice thereof prior to such date.

Section 1.6. —Investor

        "Investor" means Sealy Holding LLC.

Section 1.7. —KKR

        "KKR" means the KKR Millennium Fund L.P.

Section 1.8. —Management Stockholder's Agreement

        "Management Stockholder's Agreement" shall mean that certain Management Stockholder's Agreement between the Optionee and the Company which is dated as indicated on the signature page hereof.

Section 1.9. —Option

        "Option" shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.10. —Permanent Disability

        "Permanent Disability" shall mean the Optionee becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months to perform substantially all of the material elements of the Optionee's duties with the Company or any Subsidiary or Affiliate thereof. Any question as to the existence of the Permanent Disability of the Optionee as to which the Optionee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Optionee and the Company. If the Optionee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Permanent Disability made in writing to the Company and the Optionee shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as "Permanent Disability" or being "Permanently Disabled").

Section 1.11. —Performance Option

        "Performance Option" shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.12. —Plan

        "Plan" shall mean the 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries.

Section 1.13. —Qualified Retirement

        Qualified Retirement shall mean a retirement from the Company meeting all of the following criteria: (a) the Optionee has been continually employed by the Company from the date hereof through May 1, 2006, and (b) the Optionee has notified the Company of such retirement at least one year prior to such retirement.

Section 1.14. —Secretary

        "Secretary" shall mean the Secretary of the Company.

Section 1.15. —Time Option

        "Time Option" shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. —Grant of Options

        For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee (i) a Time Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement and (ii) a Performance Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement. The Option shall consist of a Time Option and a Performance Option.

Section 2.2. —Exercise Price

        Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option shall be the price per share set forth on the signature page hereof (the "Base Price") without commission or other charge (which is the Fair Market Value per share of the Common Stock on the Grant Date).

Section 2.3. —No Guarantee of Employment

        Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee's employment agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4. —Adjustments to Option

        Subject to Sections 8 and 9 of the Plan, in the event that the outstanding shares of the stock subject to the Option, are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, spin-off, stock dividend, combination of shares, or other corporate event, the Committee shall make, as appropriate and equitable, an adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable, and the Committee may, as it deems appropriate and equitable, pay to the Optionee an amount in respect of the shares of Common Stock subject to the Option, with such conditions or limitations as the Committee may deem reasonable and necessary to preserve the economic value of the Option. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. —Commencement of Exercisability

        (a)   So long as the Optionee continues to be employed by the Company or any of its Subsidiaries or Affiliates, the Option shall become exercisable pursuant to the following schedules:

          (i)    Time Option. The Time Option, unless otherwise specifically provided on the signature page hereof, shall become vested and exercisable ratably on a monthly basis for the five-year period, beginning on the Grant Date.

          (ii)   Performance Option. The Performance Option, unless otherwise specifically provided on the signature page hereof, shall become vested and exercisable as to 100% of the shares subject to such option on the eighth anniversary of the Grant Date; provided, however, that the exercisability of the Performance Option will be accelerated as to the number of shares of Common Stock subject to such Option at the end of each of the Fiscal Years specifically indicated on the signature page hereof, if and only if the Company achieves the EBITDA performance targets set forth on signature page hereof (each, an "Annual Performance Target"). In the event that an Annual Performance Target is not achieved in a particular Fiscal Year, the vesting of the Performance Option shall accelerate if the subsequent Annual Performance Target(s) are achieved, such that the Performance Option shall vest as if all prior Annual Performance Targets had been met.

        (b)   Notwithstanding the foregoing, (i) the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such option immediately prior to a Change in Control (but only to the extent such option has not otherwise terminated or become exercisable) and (ii) the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such option immediately prior to a Change in Control (but only to the extent such option has not otherwise terminated or become exercisable) if (x) the Annual Performance Targets have been achieved for each of the prior Fiscal Years or on a "catch-up" basis or (y) as a result of the Change in Control, (A) the Investor achieves a gross internal rate of return of not less than 22.5% (on a fully diluted basis, assuming the inclusion of all shares of Common Stock underlying all Options as determined in the sole discretion of the Company) as determined by the Investor and (B) the Investor earns at least 2.75 times the Base Price for each share of Common Stock held (directly or indirectly) by it. If a Change in Control occurs during a Fiscal Year, the board of directors of the Company will determine in good faith what percentage will become vested based upon quarterly performance targets measuring EBITDA over the trailing twelve month period.

        (c)   Notwithstanding the foregoing, in the event of a termination of the Optionee's employment by reason of death or Permanent Disability, all unvested Options will become immediately exercisable.

        (d)   Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which does not otherwise become exercisable in accordance with Section 3.1(a), (b) or (c) above) following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee's termination of employment, shall be immediately cancelled without payment therefor.

Section 3.2. —Expiration of Option

        Except as otherwise provided in Section 5 or 6 of the Management Stockholder's Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

        (a)   The tenth anniversary of the Grant Date; or

        (b)   The first anniversary of the date of the Optionee's termination of employment, if the Optionee's employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(e) below); or

        (c)   Immediately upon the date of the Optionee's termination of employment by the Company or its Subsidiaries or Affiliates for Cause; or

        (d)   Thirty (30) days after the date of an Optionee's termination of employment by the Company or any of its Subsidiaries or Affiliates without Cause (for any reason other than as set forth in Section 3.2(b)) or by the Optionee for Good Reason (in either case unless earlier terminated as provided in Section 3.2(e) below); or

        (e)   The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder's Agreement; or

        (f)    Thirty (30) days after the date of an Optionee's termination of employment by the Optionee without Good Reason; or

        (g)   One Hundred and Eighty (180) days after the date of an Optionee's Qualified Retirement from the Company or any of its Subsidiaries; or

        (h)   At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company's assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation, dissolution or other corporate event of the Company after (x) ten (10) days prior written notice to the Optionee that the Company intends to exercise such discretion and an opportunity for the Optionee to exercise his Options, (y) payment to the Optionee in respect of the termination of his Options, or (z) an opportunity for the Executive to rollover his Options into new stock options, in connection with such transaction.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. —Person Eligible to Exercise

        Except as otherwise provided in the Management Stockholder's Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

Section 4.2. —Partial Exercise

        Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. —Manner of Exercise

        An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

        (a)   Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

        (b)   Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised; provided that, in the case of an Optionee's termination of employment by the Company or any of its Subsidiaries or Affiliates without Cause or by the Optionee for Good Reason, or by the Optionee as a result of a Qualified Retirement payment for the shares with respect to which such Option or portion thereof is exercised may be made on a net basis, such that without the exchange of any funds, such Optionee receives that number of shares that would otherwise be issuable upon a cash exercise of such Options less that number of shares having a Fair Market Value equal to the aggregate exercise price that would otherwise have been paid by such Optionee for the number of shares with respect to which such Option is being excercised;

        (c)   A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

        (d)   Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

        (e)   In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. —Conditions to Issuance of Stock Certificates

        The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

          (a)   The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

          (b)   The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. —Rights as Stockholder

        Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1. —Administration

        The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. —Option Not Transferable

        Except as provided in the Management Stockholder's Agreement, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. —Notices

        Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.4. —Titles; Pronouns

        Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. —Applicability of Plan and Management Stockholder's Agreement

        The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Management Stockholder's Agreement, to the extent applicable to the Option and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholder's Agreement, the terms of the Management Stockholder's Agreement shall control.

Section 5.6. —Amendment

        This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. —Governing Law

        The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8. —Arbitration

        In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within 100 miles of the New York City metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator's reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next page.]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

SEALY CORPORATION	OPTIONEE:
By:
Kenneth L. Walker Senior Vice President, General Counsel	Jeffrey C. Claypool

MAJOR TERMS

  •
  Time Options: 154,411 shares of Common Stock are covered by the Time Option granted hereunder.

  •
  Time Option Vesting: At the Grant date 5% (five percent) of the Time Options hereunder shall be vested and the balance of the Time Options shall vest ratably on a monthly basis for the 57 month period, beginning on the Grant date.

  •
  Performance Options: 178,500 shares of Common Stock are covered by the Performance Option granted hereunder

  •
  Base Price: $4.39 per share

  •
  Grant Date: July 20, 2004

  •
  Annual Performance Targets: The Annual Performance Targets are based on the Company's achievement of the following EBITDA targets for the following Fiscal Years which will result in the vesting of the indicated Performance Options:

Fiscal Year	EBITDA Target	Performance Options Vesting
2004:	$180.0 million	35,700
2005:	$202.4 million	35,700
2006:	$221.8 million	35,700
2007:	$240.3 million	35,700
2008:	$258.0 million	35,700

        Annual Performance Targets will be adjusted by the Board of Directors, in consultation with management, for any acquisitions, divestitures or major capital investment programs not contemplated in the Initial Management Plan.